Exhibit (h)(7)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (“Agreement”) is made and entered into effective as this 7th day of March, 2024, by and between STARBOARD INVESTMENT TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Appendix A hereto (each a “Fund” and collectively, the “Funds”), and DESCHUTES PORTFOLIO STRATEGY, LLC d/b/a MATISSE CAPITAL (the “Advisor”), a Delaware limited liability company, with respect to the following:
WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust (“Trust Instrument”) and is registered under the Investment Company Act of 1940 (the “Act”) as an open-end management investment company; and
WHEREAS, each Fund is a series of the Trust; and
WHEREAS, the Trust, on behalf of the Funds, and the Advisor have entered into Investment Advisory Agreements, as amended, dated June 8, 2017 and March 8, 2018, respectively, (the “Advisory Agreements”), pursuant to which the Advisor provides investment advisory services to the Funds; and
WHEREAS, the Advisor has executed that certain Security Agreement, dated March 12, 2020, as amended, providing for a collateral account to secure any amounts due from the Advisor under this Agreement and granting a security interest in the collateral account to the Trust on behalf of the Funds (the “Security Agreement”); and
WHEREAS, the Funds and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of each Fund, and, therefore, have entered into this Agreement, in order to maintain each Fund’s expense ratio within the Operating Expense Limit, as defined below;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	EXPENSE LIMITATION
(a)
Applicable Expense Limit.  Each Fund has set an Operating Expense Limit, outlined below and stated in Appendix A (the “Operating Expense Limit”). Operating Expenses shall be defined as the aggregate expenses of every character, including but not limited to investment advisory fees of the Advisor, administration fees, distribution and shareholder service fees, fees necessary for professional services, and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, and other such fees and expenses, but does not include: (i) any front-end or contingent deferred loads; (ii) brokerage fees and commissions; (iii) acquired fund fees and expenses; (iv) fees and expenses associated with investments in other collective investment vehicles or derivative instruments (including, for example, option and swap fees and expenses); (v) borrowing costs (such as interest and dividend expense on securities sold short); (vi) taxes; and (vii) extraordinary expenses, such as litigation expenses (which may include indemnification of  Fund officers and Trustees and contractual indemnification of Fund service providers (other than the Adviser)). These expenses are typically shown on the financial statements of the Funds and classified as the Funds’ Operating Expenses.

(b)
Due from Advisor Reimbursement. To the extent that a Fund’s Operating Expenses exceed the Operating Expense Limit, such excess amount (the “Excess Amount”) shall be the liability of the Advisor.  Those expenses incurred on behalf of the Funds and the Advisor, particularly those expenses advanced on the Advisor’s behalf for the Funds’ marketing and distribution, shall also be the liability of the Advisor and payable to the party advancing such expenses on the Advisor’s behalf. Marketing expenses are specifically excluded as being deemed a liability of any party other than the Advisor.

(c)
Expense Limit Calculation.  Each Fund’s maximum Operating Expense Limit in any year shall be calculated as a percentage of the average daily net assets of the Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Funds’ Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include all the expenses directly charged to the net asset value of the Fund.

(d)
Method of Computation.  To determine the Advisor’s liability with respect to the Excess Amount, each month the Funds’ Operating Expenses shall be annualized as of the last day of the month (the “Report Period”). If the annualized Operating Expenses for any month exceed the Operating Expense Limit of a Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized  Operating Expenses to an amount no higher than the Operating Expense Limit.  If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount within ten days of the Report Period. If the Advisor fails to make the full payment needed within 30 days of the Report Period, the provisions of the Security Agreement will take effect.

(e)
Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

(f)
Recoupment.  Any Excess Amount paid by the Advisor pursuant to this Agreement is subject to repayment by the Funds provided the Advisor continues to serve as investment adviser to the Funds and subject to the limitations that: (1) the reimbursement for Excess Amounts paid by the Advisor will be made only if payable not more than three years from the date on which the expenses were incurred; and (2) the reimbursement may not be made if it would cause the lesser of the Operating Expense Limit in place at the time the expenses were incurred or at the time of the reimbursement to be exceeded.

2.	TERM AND TERMINATION
This Agreement shall continue in effect until and through July 31,2024 and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph.  This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or “interested persons” of the Trust, as defined in the 1940 Act, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Advisor upon thirty days’ prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period.  In addition, this Agreement shall terminate with respect to the Funds upon termination of the Funds’ Advisory Agreements.

3.	MISCELLANEOUS
(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.
(b)
Interpretation.  Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(c)
Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreements or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreements or the 1940 Act.

(d)
Entire Agreement.  This Agreement and all the exhibits attached hereto and the Security Agreement constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior negotiations, agreements, and understandings with respect thereto.

(e)	Amendment. No amendment or modification to this Agreement, or any attachment hereto, shall be valid unless made in writing and executed by all parties hereto.

(f)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

[SIGNATURES ON FOLLOWING PAGE]

REPRESENTATION OF SIGNATORIES.  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

STARBOARD INVESTMENT TRUST

By:  /s/ Katherine M. Honey
Name:  Katherine M. Honey
Title:  President

DESCHUTES PORTFOLIO STRATEGY, LLC
d/b/a MATISSE CAPITAL

By:  /s/ Bryn Torkelson
Name:  Bryn Torkelson
Title:  President and Owner

EXPENSE LIMITATION AGREEMENT
Appendix A
OPERATING EXPENSE LIMIT SCHEDULE

FUND	OPERATING EXPENSE LIMIT
Matisse Discounted Closed-End Fund Strategy	1.25%
Matisse Discounted Bond CEF Strategy	0.99%

5